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                                                                     EXHIBIT 5.1



                                                                November 1, 1999


Silknet Software, Inc.
50 Phillippe Cote Street
Manchester, New Hampshire 03101

    Re:   REGISTRATION STATEMENT ON FORM S-8 RELATING TO THE
          INSITE MARKETING TECHNOLOGY, INC. 1997 STOCK OPTION PLAN (THE "PLAN")
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Ladies and Gentlemen:

      Reference is made to the above-captioned Registration Statement on Form S-8 (the "Registration Statement") filed by Silknet Software, Inc. (the "Company") on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 83,283 shares of Common Stock, $.01 par value, of the Company issuable pursuant to the Plan (the "Shares").

      We have examined, are familiar with, and have relied as to factual matters solely upon, a copy of the Plan, the Company's Certificate of Incorporation, the Company's By-Laws, as amended, the minute books and stock records of the Company, and originals or certified copies of such other certificates, documents, records and materials as we have deemed necessary for the purpose of rendering this opinion.

      Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                             Very truly yours,

                                             /s/ Testa, Hurwitz & Thibeault, LLP

                                             TESTA, HURWITZ & THIBEAULT, LLP